SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.  )*

American Safety Insurance Holdings, Ltd.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

G02995101

(CUSIP Number)

February 20, 1998

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ]

Rule 13d-1(b)

[ X ]

Rule 13d-1(c)

[    ]

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

Page # of 5 Pages

1

NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

Dennis N. Walsh

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [    ]  (b) [    ]

(See Instructions)

N/A

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

USA

5.

SOLE VOTING POWER

         NUMBER OF

301,969*

  SHARES

------------------------------------------------------------------------

       BENEFICIALLY

          OWNED BY

6.

SHARED VOTING POWER

   EACH

0

        REPORTING

------------------------------------------------------------------------

           PERSON

 WITH

7.

SOLE DISPOSITIVE POWER

301,969*

------------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING

PERSON

301,969*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES

[    ]

             N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4%

12.

TYPE OF REPORTING PERSON

IN

______________________________________________________________________________

*Note: Includes 270,005 shares owned by Walsh R. E., Ltd., an Ohio limited liability company, as to which Mr. Walsh may be deemed to exercise sole voting and dispositive power by virtue of his serving as President of such entity.

Page # of 5 Pages

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item

1(a)

Name of Issuer:

American Safety Insurance Holdings, Ltd.

1(b)

Address of Issuer’s Principal Executive Office:

44 Church Street

P.O. Box HM2064

Hamilton HM HX, Bermuda

2(a)

Name of Person Filing:

Dennis N. Walsh

2(b)

Address of Principal Business Office or, if none, Residence:

588 Washburn Rd.

Talmadge, OH  44278

2(c)

Citizenship:

USA

2(d)

Title of Class of Securities:

Common Stock, $.01 par value.

2(e)

CUSIP No.:

G02995101

3.

Type of Person Filing:

N/A

4.

Ownership:

(a)

Amount Beneficially Owned: 301,969*

(b)

Percent of Class: 6.4%

(c)

Number of shares to which the person has:

(i) sole power to vote or to direct the vote:

301,969*

(ii) shared power to vote or to direct the vote:

0

(iii) sole power to dispose or to direct the deposition of:

301,969*

(iv) shared power to dispose or to direct the disposition of : 0

5.

Ownership of 5% or less of class:

[    ]

6.

Ownership of more than 5% on behalf of another person:

N/A

7.

Identification and classification of the subsidiary which acquired the security being reported by the parent holding company:

N/A

8.

Identification and classification of members of the group:

N/A

9.

Notice of dissolution of group:

N/A

10.

Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G is true, complete and correct.

Date:  November 4, 2003

By:___/s/Dennis N. Walsh____

Dennis N. Walsh

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